Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, of the reference to our firm under the caption “Experts” and of our report dated December 3, 2010, except for last paragraph of Note 1, as to which the date is February 3, 2011, relating to the consolidated financial statements of Fluidigm Corporation, included in the Registration Statement (Form S-1 No. 333-170965) and related Prospectus of Fluidigm Corporation for the registration of 3,195 shares of its common stock.

/s/ Ernst & Young LLP

Palo Alto, California

February 9, 2011